EXHIBIT 10.1

                            CO-DEVELOPMENT AGREEMENT

         This Agreement, effective on March 25, 2003, is by and between DMI BioSciences, Inc., having a place of business at 3601 South Clarkson Street, Suite 420, Englewood, Colorado 80110, and its Affiliates (collectively referred to herein as "DMI") and Enhance Lifesciences, Inc., having a place of business at One Rockefeller Plaza, Suite 1600, New York, New York 10020, and its Affiliates (collectively referred to herein as "ENHANCE").

         WHEREAS, DMI has Intellectual Property rights relating to the use of DMI 7958, Tramadol, and isomers of Tramadol for the delay of ejaculation in humans;

         WHEREAS, ENHANCE and DMI want to jointly develop and commercialize Product(s), including Product(s) comprising or utilizing DMI 7958, Tramadol, and isomers of Tramadol, for the delay of ejaculation in humans;

         WHEREAS, ENHANCE has expertise and strategic relationships which may facilitate the development and commercialization of Product(s), including Product(s) comprising or utilizing DMI 7958, Tramadol, and isomers of Tramadol, for the delay of ejaculation in humans;

         WHEREAS, DMI and ENHANCE signed a Term Sheet on November 29, 2002, setting forth certain agreed terms to be included in this Agreement; and

         WHEREAS, DMI and ENHANCE entered into a Letter Of Intent, effective as of January 29, 2003, setting forth terms and conditions whereby the necessary steps can be taken so that a Phase 2a Trial of a DMI-7958-Product can be commenced by March 2003 or as soon as possible thereafter.



         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows.


                             Article 1. Definitions

         As used herein, the following capitalized terms have the meanings set forth below:

         1.1 "Affiliate" means any corporation, firm, partnership or other entity that, directly or indirectly, is controlled by DMI BioSciences, Inc. or Enhance Lifesciences, Inc. For the purposes of this Agreement, "controlled" means possession of the power to direct, or cause the direction of, the management and policies of a corporation, firm, partnership, or other entity, whether through the ownership of equity, status as a general partner, by contract or otherwise.


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         1.2      "Additional Research And Development" shall mean that research and development described in Section 3.5 below.

         1.3 "Calendar Quarter" means each three (3)-month period ending on the last day of March, June, September and December of a given year.

         1.4 "Clinical Trials" means all human clinical trials conducted with a Product, including Phase 1 through Phase 4 human clinical trials.

         1.5 "Clinical Trials Plan" means a Clinical Trials Plan prepared and amended from time to time by the Steering Committee as described in Article 9. Each Clinical Trials Plan will be a comprehensive plan for performing Clinical Trials and obtaining Regulatory Approval of Product(s) in the Territory and will include a budget, a schedule of deadlines and time periods for accomplishing all necessary activities, procedures for ensuring compliance with all regulatory and quality guidelines and requirements, and all other relevant information.

         1.6 "Commercially Reasonable And Diligent Efforts" means, with respect to research, development and commercialization of a Product, a party's use of best efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential, market size and competitive environment.

         1.7 "Commercialization Plan" means a Commercialization Plan prepared and amended from time to time by the Steering Committee as described in Article 9. Each Commercialization Plan will be a comprehensive plan for the commercialization of Product(s) in the Territory and will include a budget, a schedule of deadlines and time periods for accomplishing all necessary activities (including a deadline for the First Commercial Sale of Product(s) that have received Regulatory Approval), marketing plans, descriptions of promotional activities, sales objectives, branding strategies, and all other relevant information.

         1.8 "Deductible Expenses" for a Product are (i) all of the costs of manufacturing or purchasing the Product, (ii) all of the costs of distributing, shipping and selling the Product, (iii) all of the costs of marketing, promoting and advertising the Product, (iv) returns and allowances, (v) sales taxes and insurance, and (vi) reasonable Overhead. "Deductible Expenses" do not include the costs of research and development, Preclinical Studies, Clinical Studies, obtaining Regulatory Approval of the Product, income taxes, legal expenses (attorneys fees, filing fees, disbursements, expert witness fees, etc.),


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                  amounts  paid as a result  of a  settlement  or order of court
                  (judgments) in connection with a claim or lawsuit, or any portion of these costs.

         1.9 "DMI" means DMI BioSciences, Inc. and its Affiliates. DMI is also referred to herein as a "party". Collectively, DMI and ENHANCE are sometimes referred as the "parties".

         1.10     "DMI  7958"  means a racemic  mixture  of the CIS  isomers  of
                  Tramadol                 hydrochloride,                  I.E.,
                  (+)cis-2-[(dimethylamino)methyl]-1-(3-methoxyphenyl)
                  cyclohexanol hydrochloride.

         1.11 "DMI-7958-Product(s)" means product(s) comprising or utilizing DMI 7958.

         1.12     "Drug  Approval   Application"   means  an   application   for
                  Regulatory   Approval  required  for  commercial  sales  of  a
                  Product, such as an NDA.

         1.13     "Effective Date" is the date first written above.

         1.14 "ENHANCE" means Enhance Lifesciences, Inc. and its Affiliates. ENHANCE is also referred to herein as a "party". Collectively, DMI and ENHANCE are sometimes referred as the "parties".

         1.15     "FDA" means the United States Food and Drug Administration.

         1.16 "Field" means the use of Product(s) to delay ejaculation in humans.

         1.17 "First Commercial Sale" means the first sale of each Product in a country of the Territory following Regulatory Approval of the Product in that country, or if no such Regulatory Approval or similar marketing approval is required, the date upon which each Product is first commercially available in a country.

         1.18     "GCP" means the E6 Guideline for Good Clinical Practice of the
                  ICH.

         1.19 "GLP" means the current Good Laboratory Practice regulations promulgated by the FDA, published at Part 58 of Title 21 of the United States Code of Federal Regulations, as amended from time to time, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.

         1.20 "GMP" means the current Good Manufacturing Practice regulations promulgated by the FDA, published at Part 210 et seq. and Parts 600-610 of Title 21 of the United States Code of Federal Regulations, as amended from time to time, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.


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         1.21     "Gross  Sales  Amount"  means all monies  and the fair  market value of all other consideration (including payment in kind, exchange or other form) received with respect to Sales of a Product.

         1.22 "ICH" means International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

         1.23 "IND" means an Investigational New Drug Application satisfying the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations filed with the FDA to commence human clinical testing of any Product in the United States or any similar filing with a regulatory authority of another country to commence human clinical testing of any Product in that country.

         1.24 "Indication" means a human disease or condition, an important manifestation of a human disease or condition, or a symptom associated with a human disease or condition for which use of a Product is indicated, as would be identified in the Product's label under applicable FDA regulations or the foreign equivalent thereof.

         1.25 "Indirect Costs" means all of the costs incurred in performing those activities necessary for specific Clinical Trial(s) to take place, such as procurement or manufacture of Product(s), formulation and analytical studies, preclinical safety assessments, and preparation of documentation required by regulatory authorities.

         1.26 "Intellectual Property" means: (i) inventions, know-how, trade secrets, other Proprietary Information, works of authorship, and trademarks and other designations of origin; (ii) all rights and privileges therein throughout the world; and (iii) all physical embodiments thereof.

         1.27 "Major Market Countries" means United States, France, Germany, Italy, Spain and United Kingdom.

         1.28 "NDA" means a New Drug Application satisfying the requirements of Title 21 of the United States Code of Federal Regulations filed with the FDA to obtain Regulatory Approval for a Product in the United States or any similar filing with a regulatory authority of another country to market any Product in that country.

         1.29 "Overhead" means costs incurred by a party, or for its account, which are attributable to a party's supervision, services, occupancy costs, corporate bonus, and its payroll, information systems, human relations or purchasing functions and which are allocated based on space occupied, headcount or other activity-based method consistently applied by the party.


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         1.30     "Payment Cap" means that amount of money  specified in Section
                  7.3.

         1.31 "Phase 1 Trial" means a human clinical trial in any country that is conducted to initially evaluate the safety and/or pharmacological effect of a Product in human subjects or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

         1.32 "Phase 2 Trial" means a human clinical trial in any country that is conducted to initially evaluate the effectiveness of a Product for a particular Indication in patients with the Indication or that would otherwise satisfy the requirements of
                  Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

         1.33     "Phase  2a  Trial"  means a  limited  Phase 2 Trial  typically
                  conducted   in  up  to  50   patients   to   demonstrate   the
                  effectiveness of a Product for a human Indication.

         1.34 "Phase 2b Trial" means a Phase 2 Trial, the results of which, alone or in combination with the results of the Phase 2a Trial, would demonstrate the effectiveness of a Product for a particular Indication in patients with the Indication or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

         1.35 "Phase 3 Trial" means a controlled human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for a marketing approval application submitted to the FDA, or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

         1.36 "Phase 4 Trial" means a human clinical trial in any country initiated after Regulatory Approval in that country within the approved product labeling.

         1.37 "Preclinical Studies" means, with respect to a Product, (i) synthesis and formulation; (ii) physical and chemical properties, (iii) IN VITRO activity, (iv) IN VIVO activity in animals, (v) metabolism, absorption and pharmacokinetics data from animal studies, (vi) limited toxicology data, and (vii) similar studies that are typically performed before first administration of a Product to humans.

         1.38 "Prime Rate" means that prime interest rate specified in the Wall Street Journal, New York Edition, for the date specified.

         1.39 "Product(s)" means (i) product(s) comprising or utilizing DMI 7958, (ii) product(s) comprising or utilizing one or more of the isomers of Tramadol,


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                  (iii)   product(s)   comprising   or  utilizing  one  or  more
                  derivatives of Tramadol and/or one or more isomers of the derivatives; (iv) product(s) comprising or utilizing one or more additional compounds and/or one or more inventions made, created, discovered or developed as a result of performance of the Additional Research And Development, and/or (v) product(s) licensed or acquired pursuant to Section 5.2 below.

         1.40 "Profits" means Gross Sales Amount for a Product less all Deductible Expenses for the Product.

         1.41 "Proprietary Information" means all business and technical information of a confidential and proprietary nature, including ideas, inventions, discoveries, trade secrets, know-how, protocols, research plans, development plans, compilations, methods, techniques, processes, data, test results, formulas, formulations, computer programs, reports, other works of authorship, business plans, sales forecasts, marketing information, pricing and financial information, customer lists, branding strategy, and planned or pending acquisitions and divestitures, and all physical embodiments thereof, including disks, computers, software, printouts, laboratory notebooks, writings, notes, documentation, records, reports, sketches, plans, memoranda, compilations, devices, prototypes, instruments, blueprints, diagrams, specifications, operating instructions, written descriptions, photographs, videos, chemicals, biological materials, compositions, lists, invention disclosures, and patent applications.

         1.42 "Research And Development Plan" means a Research And Development Plan prepared and amended from time to time by the Steering Committee as described in Article 9. Each Research And Development Plan will be a comprehensive plan for performing the Additional Research And Development and will include a listing and prioritization of projects, objectives and goals, a budget, a schedule of deadlines and time periods for accomplishing all necessary activities, procedures for ensuring compliance with all regulatory and quality guidelines and requirements, and all other relevant information.

         1.43 "Regulatory Approval" means all approvals, licenses, registrations and authorizations by the appropriate government entity or entities in a country or region (such as the European Union) necessary for the commercial sale of a Product in that country or region, including where applicable, approval of labeling, pricing, reimbursements and manufacturing. "Regulatory Approval" in the United States shall mean final approval of an NDA pursuant to Part 314 of Title 21 of the United States Code of Federal Regulations permitting marketing of the Product in interstate commerce of the United States. "Regulatory Approval" in the European Union shall mean final approval of a Marketing Authorization Application pursuant Council


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                  Directive  75/319/EEC,   as  amended,  or  Council  Regulation
                  2309/93/EEC, as amended.

         1.44 "Revenues" means (i) Profits and (ii) those payments received from licensees and sublicensees of DMI and/or ENHANCE, including licensing fees, sublicensing fees, milestone payments and royalties.

         1.45 "Sales" means sales of each Product in the Territory by either party to Third Parties in bona fide arms-length transactions.

         1.46     "Steering Committee" means the Steering Committee described in
                  Article 9.

         1.47     "Territory" means the world.

         1.48     "Third  Party"  means an entity  other than DMI or ENHANCE.  A
                  Third  Party  may  be  an   individual,   corporation,   firm,
                  partnership or other entity.

         1.49 "Tramadol" means 2-[(dimethylamino)methyl]-1-(3-methoxyphenyl) cyclohexanol and its pharmaceutically-acceptable acid addition salts. The structures of the stereoisomers of Tramadol are shown in Appendix B attached hereto. As used herein, the designations of "CIS" and "TRANS" stereoisomers of Tramadol are made in reference to the relative positions of the dimethylamino and hydroxy substituents on the cyclohexane ring within the Tramadol molecule. As shown in Appendix B, the R,R and S,S enantiomers will be referred to herein as the "CIS" isomers, while the R,S and S,R enantiomers will be referred to as the "TRANS" isomers. As also shown in Appendix B the R,R isomer of Tramadol will be referred to herein as the "(+)CIS" isomer and the S,S isomer will be referred to herein as the "(-)CIS" isomer. It is presently understood that the R,S and S,R isomers are not optically active.

         1.50 "USA" or "United States" shall mean the United States Of America, its possessions, territories, and protectorates (including the Commonwealth of Puerto Rico), and the District Of Columbia.


                  Article 2. Scope And Goals Of The Development

         2.1 It is the intent of DMI and ENHANCE to share the costs and responsibilities for the development, Regulatory Approval, and commercialization of Product(s) for the Field within the Territory, as more particularly set forth herein. It is a priority of the parties to develop and commercialize Product(s) for the Field within the Major Market Countries. Therefore, DMI and ENHANCE agree, pursuant and subject to the terms of this Agreement, to cooperate with, and provide reasonable support for, each other in developing Product(s), with the goal of obtaining Regulatory Approval for Product(s)


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                  as soon as reasonably practicable for commercial marketing and sale in the Major Market Countries and then in other countries of the Territory, including especially Japan.

         2.2 In particular, it is a high priority of the parties to develop and commercialize DMI-7958-Product(s) for the Field in at least the Major Market Countries. Therefore, DMI and ENHANCE agree, pursuant and subject to the terms of this Agreement, to cooperate with, and provide reasonable support for, each other in developing DMI-7958-Product(s), with the goal of obtaining Regulatory Approval as soon as reasonably practicable for the commercial marketing and sale of DMI-7958-Product(s) in at least the Major Market Countries. In this regard, it is the intent of the parties that at least the initial Clinical Trials will be performed with a DMI-7958-Product which is the same as, or equivalent to, a DMI-7958-Product that has already received Regulatory Approval for uses outside the Field, so that Preclinical Studies and Phase 1 Trials need not be performed, and a Phase 2a Trial of such a DMI-9758-Product can be commenced as soon as practicable after the Effective Date.

         2.3 It is also a priority of the parties to undertake the Additional Research And Development, at least with respect to the isomers of Tramadol, the derivatives of Tramadol and the isomers of the derivatives of Tramadol. Therefore, DMI and ENHANCE agree, pursuant and subject to the terms of this Agreement, to cooperate with, and provide reasonable support for, each other in undertaking the Additional Research And Development as soon as reasonably practicable.

         2.4 It is also the intent of DMI and ENHANCE to share the Revenues obtained as a result of the commercialization, sales, licensing and sublicensing of Product(s) for the Field within the Territory.


                        Article 3. DMI's Responsibilities

         3.1 DMI shall be responsible for conducting Phase 2 Trials or Phase 2a and Phase 2b Trials of DMI-7958-Product(s). The Phase 2 Trials or Phase 2a and Phase 2b Trials shall be conducted in accordance with the Clinical Trials Plan for DMI-7958-Product(s) as adopted and amended from time to time by the Steering Committee, and the Phase 2 Trials or Phase 2a and Phase 2b Trials shall be designed and conducted so that the results can be used in connection with efforts to obtain Regulatory Approval of the DMI-7958-Product(s) in at least the Major Market Countries.

         3.2 DMI shall be responsible for supplying DMI-7958-Product(s) for the Phase 2 Trials or the Phase 2a and Phase 2b Trials.


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         3.3      DMI shall be responsible for conducting  Phase 1 Trials of any additional Product(s) selected by the Steering Committee. The Phase 1 Trials shall be conducted in accordance with the Clinical Trials Plan for the Product(s) as adopted and amended from time to time by the Steering Committee, and the Phase 1 Trials shall be designed and conducted so that the results can be used in connection with obtaining Regulatory Approval of the Product(s) in at least the Major Market Countries.

         3.4 DMI shall be responsible for conducting Phase 2 Trials or Phase 2a and Phase 2b Trials of any additional Product(s) selected by the Steering Committee. The Phase 2 Trials or the Phase 2a and Phase 2b Trials shall be conducted in accordance with the Clinical Trials Plan for the Product(s) as adopted and amended from time to time by the Steering Committee, and the Phase 2 Trials or Phase 2a and Phase 2b Trials shall be designed and conducted so that the results can be used in connection with obtaining Regulatory Approval of the Product(s) in at least the Major Market Countries.

         3.5 DMI shall be responsible for conducting basic research, development work, and Preclinical Studies of isomers of Tramadol, derivatives of Tramadol, isomers of these Tramadol derivatives, additional compounds for the delay of ejaculation in humans, and other inventions for, or relating to, the delay of ejaculation in humans (collectively referred to herein as "Additional Research And Development") in accordance with the Research And Development Plan as adopted and amended from time to time by the Steering Committee.

         3.6 DMI shall be responsible for manufacturing and supplying additional Product(s) for the Additional Research And Development and for Phase 1 and Phase 2 or Phase 2a and Phase 2b Trials that it performs.


                      Article 4. ENHANCE's Responsibilities

         4.1 Upon successful completion of the Phase 2 Trials or the Phase 2a and Phase 2b Trials, ENHANCE shall be responsible for conducting Phase 3 Trials of DMI-7958-Product(s) and shall be responsible for taking the steps necessary, and performing the additional work required, to obtain Regulatory Approval to market DMI-7958-Product(s) for the Field in at least the Major Market Countries in accordance with the Clinical Trials Plan for DMI-7958-Product(s) as adopted and amended from time to time by the Steering Committee.

         4.2 After Regulatory Approval of DMI-7958-Product(s), ENHANCE shall be responsible for commercializing the DMI-7958-Product(s) for the Field in at least the Major Market Countries in accordance with the Commercialization Plan for DMI-7958-Product(s) as adopted and amended from time to time by the Steering Committee.


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         4.3      ENHANCE     shall     be     responsible     for     supplying
                  DMI-7958-Product(s), except for the Phase 2 Trial or the Phase 2a and Phase 2b Trials.

         4.4 ENHANCE shall be responsible for conducting Phase 3 Trials of any additional Product(s) selected by the Steering Committee and shall be responsible for taking the steps necessary, and performing the additional work required, to obtain Regulatory Approval to market any such Product(s) for the Field in at least the Major Market Countries in accordance with the Clinical Trials Plan for the Product(s) as adopted and amended from time to time by the Steering Committee.

         4.5 After Regulatory Approval, ENHANCE shall be responsible for commercializing any additional Product(s) for the Field in at least the Major Market Countries in accordance with the Commercialization Plan for the Product(s) as adopted and amended from time to time by the Steering Committee.

         4.6 ENHANCE shall be responsible for manufacturing and supplying additional Product(s), except for Additional Research And Development and for Phase 1 and Phase 2 or Phase 2a and 2b Trials.

         4.7 ENHANCE shall be responsible for conducting Phase 4 Trials, if any, for Product(s) in accordance with the Clinical Trials Plan for the Product(s) as adopted and amended from time to time by the Steering Committee.


           Article 5. Obligations And Responsibilities Of Both Parties

         5.1 During the term of this Agreement, neither party will independently research, develop and/or commercialize a product for delay of ejaculation without the written permission of the other party or as expressly allowed in this Agreement.

         5.2 Each party agrees to present to the Steering Committee any opportunity it becomes aware of for the development and/or commercialization of products for the delay of ejaculation for consideration for licensing or acquisition and inclusion in this Agreement. If an opportunity is declined by the Steering Committee, then the presenting party may independently pursue the opportunity.

         5.3 Each party agrees to use Commercially Reasonable And Diligent Efforts to research, develop and commercialize Product(s) for the Field within the Territory, with priority being given to the development and commercialization of Product(s) in the Major Market Countries. In particular, each party agrees to use Commercially Reasonable And Diligent

                  Efforts to develop and commercialize DMI-7958-Product(s) in at least the Major Market Countries as quickly as possible.

         5.4 Each party shall be responsible for adherence to, and compliance with, all applicable laws, regulatory guidelines and requirements, and quality standards for the research, development, manufacturing, Preclinical Studies and Clinical Trials it performs and for Sales of Product(s) made by it.

         5.5 Each party agrees to make available to the other party all information produced or obtained by it as a result of performing its obligations and responsibilities under this Agreement, including all data, results and other information from any research, Preclinical Study and/or Clinical Trial conducted by it.

         5.6 Each party shall mark all Product(s) sold by it, and shall cause any entity authorized by it to sell Product(s) to mark all Product(s) sold by that entity, with the applicable patent number(s) in accordance with the requirements of applicable laws and regulations in the country or countries of manufacture and sale.


                  Article 6. License Fee And Milestone Payment

         6.1 ENHANCE agrees to pay DMI a non-refundable payment of $50,000 due within three (3) business days after the date of execution of this Agreement by ENHANCE.

         6.2 ENHANCE agrees to pay DMI a non-refundable payment of $100,000 due three (3) days after commencement of the first Clinical Trial of any Product. "Commencement" of a Clinical Trial shall mean the first date on which the Clinical Trial may legally be commenced.


              Article 7. Sharing Of Costs Of Research, Development
                       And Commercialization Of Product(s)

         7.1 The parties agree to share the costs of the research, development and commercialization of Product(s) as provided in this Article 7.

         7.2      ENHANCE agrees to make the following payments to DMI:

                  (a) Payment of all costs for the Phase 2 Trials or Phase 2a and Phase 2b Trials of DMI-7958-Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (e) of this
                           Section 7.2.

                  (b) Payment of all costs for the Additional Research And Development plus an overhead amount to be determined as set forth in Subsection (e) of this Section 7.2.

                  (c) Payment of all costs for the Phase 1 Trials of any other Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (e) of this Section 7.2.

                  (d) Payment of all costs for the Phase 2 Trials or Phase 2a and 2b Trials of any other Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (e) of this
                           Section 7.2.

                  (e) An overhead amount, as a percentage of total costs, shall be established by the Steering Committee independently for each activity for each year during which the activity will be performed. Factors to be considered by the Steering Committee in establishing the overhead amount include the type of activity, the stage of the activity (E.G., whether the activity is just beginning or is near completion), whether it is the first time that DMI has performed the activity, a realistic and reasonable assessment of the commitment of personnel and facilities that DMI must make to the activity at each stage, etc. However, in no event will the overhead amount be less than DMI's actual Overhead plus 5% of total costs. If the overhead amount established by the Steering Committee and paid to DMI as provided in Subsection (f) of this Section
                           7.2 is less than DMI's actual Overhead plus 5% of total costs, the deficiency will be paid to DMI as also provided in Subsection (f) of this Section 7.2.

                  (f) Payments (a), (b), (c) and (d) shall be made on a periodic basis to be determined by the Steering Committee, but no less than quarterly. Each such payment shall be that amount budgeted by the Steering Committee for the upcoming period for activities (a),
                           (b), (c) and (d), including the appropriate overhead amount, and each such payment shall be made at least fifteen (15) days prior to the commencement of the upcoming period. Any overage will be credited toward the payment for the next period. Any deficiency shall be added to the payment for the next period or shall be paid sooner if requested by DMI, in which case the payment of the deficiency will be made within fifteen
                           (15) days after being requested by DMI.

                  (g)      DMI shall  keep  such  records,  books  and  accounts
                           showing its use of the payments specified in Subsections (a), (b), (c) and (d) of this Section 7.2 as the Steering Committee may require.

         7.3 Nothwithstanding the foregoing, the total of the payments specified in Subsections (a), (b), (c) and (d) of Section 7.2 shall not exceed $12,500,000 ("Payment Cap"). Renegotiation of the amount of the Payment Cap may be requested by either party at any time during the first twelve
                  (12) months following the Effective Date. If a renegotiation is requested, both parties agree to renegotiate in good faith. The renegotiated amount of the Payment Cap shall be based on the best available estimates of the costs of the activities contemplated by this Agreement and on a reasonable and realistic assessment of ENHANCE's financial condition and of the funding that ENHANCE will reasonably be able to provide. In no event, however, will the Payment Cap be less than $6,000,000.

         7.4 Costs in excess of the Payment Cap which are necessary for the research, development and commercialization of
                  DMI-7958-Product(s) and/or additional Product(s) will be shared equally by the parties and/or funding to cover these costs will be obtained from third parties.

                  (a) If it becomes necessary for the parties to provide some or all of this additional funding, and DMI cannot contribute its equal share of this additional funding, then ENHANCE may elect to make up some or all of the deficiency. In such a case, the Revenues payments due to DMI under Article 8 shall be reduced from 50% to 35% and ENHANCE's Revenues payments under
                           Article 8 shall be increased from 50% to 65% until such time as ENHANCE has been reimbursed at the rate of $1.25 for each $1.00 of additional funding provided by ENHANCE.

                  (b) Similarly, if it becomes necessary for the parties to provide some or all of this additional funding and ENHANCE cannot contribute its equal share of this additional funding, then DMI may elect to make up some or all of the deficiency. In such a case, the Revenues payments due to ENHANCE under Article 8 shall be reduced from 50% to 35% and DMI's Revenues payments under Article 8 shall be increased from 50% to 65% until such time as DMI has been reimbursed at the rate of $1.25 for each $1.00 of additional funding provided by DMI.


               Article 8. Sharing Of Revenues; Reports And Records

         8.1 ENHANCE and DMI will share equally all Profits on Sales of Product(s) for the Field in the Territory made by either one of them. Payments of an equal share (I.E., 50%) of a selling party's Profits shall be paid by the selling party to the other party for each Calendar Quarter in which Profits are made. Payments shall be due on or before thirty (30) days after the last day of a Calendar Quarter in which Profits are made. In the case of any delay in the payment, interest at 2% over the Prime Rate, assessed from the thirty-first day after the last day of the Calendar Quarter until the date the payment is received, shall be due. Each party shall be responsible for paying any and all taxes levied on account of the payments it receives.

         8.2 ENHANCE and DMI will share equally all payments received from licensees and sublicensees, including licensing fees, sublicensing fees, milestone payments and royalties. Payments of an equal share (I.E., 50%) of a payment received from licensees and sublicensees shall be made no later than thirty
                  (30) days after its receipt. In the case of any delay in the payment, interest at 2% over the Prime Rate, assessed from the thirty-first day after the receipt of the payment from a licensee or sublicensee until the date the payment is received, shall be due. Each party shall be responsible for paying any and all taxes levied on account of the payments it receives.

         8.3 All payments shall be made by wire transfer in United States dollars to the credit of such bank account as may be designated by the receiving party to paying party in writing. Any payment which falls due on a date which is a Saturday, Sunday or a legal holiday in the United States may be made on the next succeeding day which is not a Saturday, Sunday or legal holiday.

         8.4 Each party shall furnish or cause to be furnished to the other party on a quarterly basis a written report or reports covering each Calendar Quarter (each such Calendar Quarter being sometimes referred to herein as a "reporting period") in which Profits are made and/or in which payments are received from licensees or sublicensees showing (i) Sales of each Product in the Territory during the reporting period, (ii) dispositions of Product(s) other than by sale for cash, (iii) calculation of Profits for each Product during the reporting period, (iv) payments received from licensees and sublicensees during the reporting period, including, for royalty payments, a report from the licensees and/or sublicensees showing the calculation of the royalties, (v) the exchange rates used in converting into dollars from the currencies in which Sales were made or payments from licensees and sublicensees were received, and (vi) any other information necessary to establish the accuracy and completeness of the payments. Reports shall be due thirty (30) days after the end of each Calendar Quarter in which Profits are made and/or in which payments are received from licensees or sublicensees. If a party does not make Profits or receive payments from licensees or sublicensees in a Calendar Quarter, then that party will so notify the other party.

         8.5 Each party shall keep accurate and consistent records and books of account containing regular entries relating to Sales and to the manufacture of Product(s), which records shall contain all information necessary for the computation of Profits. Such records shall be available for examination from time to time, including for a period of three (3) years after termination of this Agreement, by representatives of the other party for the purpose of verifying the accuracy of the quarterly reports required by Subsection 8.4 and Profits computations. Such examination shall be made during normal business hours with prior notice. Any such representative shall be entitled to make copies and extracts from such books and records. Each party shall fully cooperate with such examination and inspection and shall give any explanations that reasonably may be requested.

         8.6 Upon the written request of a party ("requesting party"), and not more than once in each calendar year, the other party ("audited party") will permit an independent certified public accounting firm of recognized standing selected by the requesting party and reasonably acceptable to the audited party to have access during normal business hours to those records of the audited party that may be necessary to verify the accuracy of the quarterly reports required by Subsection
                  8.4 and calculations of Profits for any year ending no more than 36 months prior to the date of such request.

                  (a) The accounting firm will disclose to the requesting party only whether the quarterly reports and Profits calculations are correct or incorrect, the specific details concerning any discrepancies, and the corrected amount of Sales and/or Profits. No other information will be provided to the requesting party.

                  (b) If the requesting party's independent accounting firm determines that Profits have been overpaid, the requesting party will repay the audited party the overage on the same date that the requesting party delivers to the audited party such accounting firm's written report. If the requesting party's independent accounting firm determines that Profits have been underpaid, the audited party will pay the amount of the additional Profits plus interest assessed at 2% over the Prime Rate from the time(s) the payment(s) was(were) originally due. The payment of the additional Profits and interest will be due no later than fifteen (15) days after the date on which the requesting party delivers to the audited party such accounting firm's written report.

                  (c) The fees charged by the accounting firm will be paid by the requesting party, provided that, if the audit determines that the additional Profits payable by the audited party to the requesting party for such period exceed 5% of the Profits actually paid, then the audited party will pay the reasonable fees and expenses charged by such accounting firm.

         8.7 Each party will treat all financial information of the other party subject to review under this Article 8 as Proprietary Information in accordance with Article 16 hereof and will cause its accounting firm to enter into an acceptable confidentiality agreement obligating such accounting firm to retain all such financial information in confidence pursuant to the confidentiality and non-use provisions of Article 16.


                           Article 9.  Steering Committee

         9.1 The parties hereby establish a Steering Committee to manage, direct, supervise and coordinate, in accordance with the terms of this Agreement, all of the activities contemplated by this Agreement, including (i) the development and commercialization of Product(s) for the Field within the Territory, (ii) the Additional Research And Development, and (iii) the licensing or acquisition of Product(s) as provided in Subsection 5.2 above. In particular, but without limitation, the responsibilities of the Steering Committee will include:

                  (a) Preparation and approval of Research And Development Plans for the Additional Research And Development and modifications of these plans as necessary or desirable, but no less than annually.

                  (b) Preparation and approval of Clinical Trials Plans and Commercialization Plans for Product(s) and modifications of these plans as necessary or desirable, but no less than annually.

                  (c) Selection and approval of Product(s) for Preclinical Studies and Clinical Trials.

                  (d) Approval of the protocols for all Preclinical Studies and Clinical Trials and approval of the Indication(s) for all Product(s) selected for Clinical Trials.

                  (e) Ensuring the existence and quality of Standard Operating Procedures (SOPs) for compliance with standards of good practice in all areas of a Product's development and commercialization (E.G., GLP, GCP, GMP, etc.).

                  (f) Coordination of the manufacture and supply of the Product(s), the regulatory filings, marketing, post-approval development studies and all other activities necessary or desirable for the development and commercialization of the Product(s).

                  (g)      Facilitate  the  exchange  of  information   and  the
                           cooperation and coordination between the parties as they exercise their respective rights and meet their respective obligations under this Agreement.

                  (h) Develop a publication strategy within the guidelines established in Section 17.

                  (i) Establish sub-committees as appropriate to facilitate progress, coordination and cooperation in key areas.

                  (j) Designate one of the parties or another entity to prepare and maintain necessary budgets and other financial records.

                  (k)      Establish   the  overhead   amounts  as  provided  in
                           Subsection (e) of Section 7.2.

                  (l)      Perform  such  other   functions  as  appropriate  to
                           further the purposes of this Agreement.

         9.2 The Steering Committee will be composed of an equal number of representatives of each party who shall be appointed, and may be replaced at any time, by such party on written notice to the other party in accordance with this Agreement. Initially, the Steering Committee will be composed of two representatives of each party, but the number of representatives may be any number subsequently agreed to by the Steering Committee. The representatives will, preferably, be individuals with expertise in basic research, pre-clinical research, clinical research, manufacturing, regulatory filings, marketing and post-approval development, as applicable to the stage of the development or commercialization of the Product(s). Any member of the Steering Committee may designate a substitute to attend and perform the functions of the member at any meeting of the Steering Committee. Each party shall designate one of its representatives to be one of the Co-Chairpersons of the Steering committee. Within five (5) days after the Effective Date, each party will notify the other of the identity of its two initial representatives and of its Co-Chairperson.

         9.3 The Steering Committee will meet within fifteen (15) days after the Effective Date and at least once each Calendar Quarter thereafter or at any other frequency agreed to by the Steering Committee. The time and location of the initial meeting shall be determined by the Co-Chairpersons, and the time and location of subsequent meetings shall be established by the Steering Committee. Meetings may be held in person or by means of a telephone or video conference. The Co-Chairpersons shall send notices and agendas for each meeting to all of the members of the Steering Committee. Each party will alternately be responsible for preparing and delivering to the members of the Steering Committee, within thirty (30) days after the date of each meeting, minutes of such meeting setting forth all decisions of the Steering Committee and including a report on the progress of work performed.

         9.4 Within thirty (30) days after the Effective Date, the Steering Committee will prepare a Clinical Trials Plan for the Clinical Trials of, and other development work, if any, for DMI-7958-Product(s) for the Field within the Territory. The Clinical Trials Plan will be revised and amended at least annually.

         9.5 Within ninety (90) days after the Effective Date, the Steering Committee will prepare a Commercialization Plan for the commercialization of DMI-7958-Product(s) for the Field within the Territory. The Commercialization Plan will be revised and amended at least annually.

         9.6 Within ninety (90) days after the Effective Date, the Steering Committee will prepare a Research And Development Plan for the Additional Research And Development. The Research And Development Plan will be revised and amended at least annually.

         9.7 The objective of the Steering Committee will be to reach agreement by consensus on all matters. In the event that the representatives do not reach consensus with respect to any matter, a vote will be taken. Each member will have one vote. All major decisions about the development and commercialization of the Product(s) shall be made by majority vote. In the event of a tie vote, the matter will be resolved as provided in Article 24.


                         Article 10. Regulatory Filings

         10.1 Prior to submitting any IND or other Drug Approval Application, the parties shall consult with each other regarding the scope and general content of such IND or Drug Approval Application. Each party shall have the right to review and comment on all INDs and Drug Approval Applications prior to filing in accordance with specific time lines or other arrangements agreed upon by the Steering Committee, and such comments will be given all due consideration by the other party.

         10.2 Regulatory documents for each filing will be owned and centralized and held at the offices of the party primarily responsible for such filing, but will be made available to the other party for use in accordance with this Agreement. No party shall have the right to transfer title or otherwise attempt in any manner to dispose of any INDs or Drug Approval Applications or otherwise impair the other party's rights in such INDs or Drug Approval Applications without the written consent of the other party.

         10.3 Each party, at its own expense, or initiation shall have the right to obtain a copy of any regulatory filing, including INDs and other Drug Approval Applications, from the owner, and each party shall have the right to cross reference in any regulatory document, the INDs and other Drug Approval Applications of the other party for the purpose of conducting Clinical Trials and seeking Regulatory Approvals.

         10.4 The party primarily responsible for conducting a Clinical Trial shall be primarily responsible for conducting meetings and discussions and routine telephone communications with the regulatory authority related to the Clinical Trial. All parties may participate in all substantive discussions and meetings with regulatory authorities. The party not primarily responsible for conducting the Clinical Trial will send only a reasonable number of representatives to any such discussion or meeting.

         10.5 The parties shall cooperate in good faith with respect to the conduct of any inspections by any regulatory authority of a party's site and facilities related to a Product, and each party shall, at a minimum, be given the opportunity to attend the summary, or wrap up, meeting related to the Product with such regulatory authority at the conclusion of such site inspection. The party whose site or facilities are being inspected shall consider the attendance of the other party at the inspections, but shall not be obligated to accept the other party's attendance at such inspections if such attendance would result in the disclosure to other party of confidential information or trade secrets unrelated to Product(s).

         10.6 To the extent either party receives written or material oral communications from a regulatory authority relating to a
                  Product or a Clinical Trial, the party receiving such communication shall notify the other party and provide a copy of any written communication as soon as reasonably practicable.

         10.7 The party primarily responsible for a Clinical Trial shall be responsible for the prompt reporting of adverse reactions (as defined by the World Health Organization) directly or indirectly attributable to the use of the Product being used in the Clinical Trial to the regulatory authority in compliance with applicable law. After Regulatory Approval of a Product, ENHANCE shall be responsible for the prompt reporting of any adverse reactions directly or indirectly attributable to the use of the Product to the appropriate regulatory authorities in compliance with applicable law. Each party shall immediately inform the other party of any adverse drug reactions of which it becomes aware.


                        Article 11. Intellectual Property

         11.1 As of the Effective Date, DMI is the sole and exclusive owner of Intellectual Property covering or relating to the use of DMI 7958, Tramadol, derivatives of Tramadol, isomers of Tramadol and the Tramadol derivatives, and pharmaceutically-acceptable acid addition salts and other pharmaceutically-acceptable forms of any of the foregoing, to delay ejaculation, including the patent applications listed in Appendix A attached hereto. DMI shall remain the owner of this Intellectual Property.

         11.2 DMI shall also be the sole and exclusive owner of all Intellectual Property concerning or relating to delay of ejaculation and/or Product(s) which is conceived, created, discovered, produced or developed by either party and/or by assignees, licensees, sublicensees, consultants and/or Third-Party contractors of either party or both parties during the term of this Agreement, including all Intellectual Property which is conceived, created, discovered, produced or developed as a result of the Additional Research And Development.

         11.3 ENHANCE agrees to make prompt written disclosure to DMI of all Intellectual Property concerning or relating to delay of ejaculation and/or Product(s) which is conceived, created, discovered, produced or developed by it, its sublicensees, its consultants and/or its Third-Party contractors during the term of this Agreement.

         11.4 ENHANCE agrees to require its sublicensees, consultants and Third-Party contractors to assign to ENHANCE all Intellectual Property concerning or relating to delay of ejaculation and/or Product(s) which is conceived, created, discovered, produced or developed by any of them during the term of the sublicense, consultant's agreement or Third-Party contract

         11.5 ENHANCE agrees to, and does hereby, assign to DMI all of its right, title and interest in and to all Intellectual Property concerning or relating to delay of ejaculation and/or Product(s) which is conceived, created, discovered, produced or developed by it, its sublicensees, consultants and/or its Third-Party contractors during the term of this Agreement.

         11.6 ENHANCE will assist DMI in every proper way to obtain, maintain and enforce United States and foreign proprietary rights relating to any and all Intellectual Property now or hereafter owned by DMI which concerns or relates to delay of ejaculation and/or Product(s). To that end, ENHANCE will:

                  (a) Execute, verify and deliver such documents and perform such other acts (including providing evidence and witnesses within its control and appearing as a witness) as DMI may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights.

                  (b) Where the assignment of proprietary rights to DMI is provided for herein, execute, verify and deliver assignments of such proprietary rights to DMI or its designee.

                  (c) In the event DMI is unable for any reason, after reasonable effort, to secure ENHANCE's signature on any document needed in connection with the actions specified in this Article 11, ENHANCE hereby irrevocably designates and appoints DMI and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and on ENHANCE's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Article 11 with the same legal force and effect as if executed by ENHANCE.

         11.7 DMI will take all necessary steps to obtain and maintain protection for all Intellectual Property now or hereafter owned by it, and DMI shall be responsible for, and shall bear all the costs of, obtaining and maintaining protection for its Intellectual Property.

         11.8 DMI shall keep ENHANCE advised as to all developments and shall provide ENHANCE with all materials sufficiently in advance to allow ENHANCE to review and provide input on any proposed filing prior to its filing, which input shall be considered in good faith and included where reasonably possible by DMI. Notwithstanding the foregoing, DMI shall have the right to take such actions as are reasonably necessary, in its good faith judgment, to preserve all rights in its Intellectual Property, and DMI shall notify ENHANCE as soon as possible after taking any such action.

         11.9 DMI will abandon Intellectual Property or any rights therein, only after notice to ENHANCE at least thirty (30) days in advance and only after giving ENHANCE an opportunity to assume responsibility for obtaining and/or maintaining the Intellectual Property protection proposed to be abandoned.


                           Article 12.  License Grant to ENHANCE

         12.1 DMI hereby grants to ENHANCE an exclusive license of all Intellectual Property now or hereafter owned by it concerning or relating to delay of ejaculation and/or Product(s) to make, have made, use, sell, offer for sale, market, commercialize, import and export Product(s) to the extent necessary for ENHANCE to perform its responsibilities and obligations in connection with the development and commercialization of Product(s) for the Field within the Territory pursuant to the terms of this Agreement. The licensed Intellectual Property includes, without limitation, the patent applications listed in Appendix A attached hereto, all divisions, continuations, continuations-in-part, and substitutions thereof, any national patent applications corresponding to the PCT application listed in Appendix A, any patents issuing from any of these patent applications anywhere in the world, any extensions or reissues of such patents, and the inventions described in any and all such patent applications and patents.

         12.2 ENHANCE shall have the right to assign its rights to Third Parties with the approval of DMI in all or part of the Territory, provided the assignee agrees to assume all of ENHANCE's obligations and responsibilities under this Agreement in all, or the assignee's part, of the Territory.


                     Article 13. Retention Of Rights By DMI

         13.1 DMI retains all rights in its Intellectual Property not expressly granted to ENHANCE in Article 12.

         13.2 In addition, DMI shall have the right, but not the responsibility or obligation, to market Product(s) for the Field within the Territory ("Co-Marketing Rights"). These Co-Marketing Rights shall include the right to make, have made, use, sell, offer for sale, commercialize, import and export Product(s) to the extent necessary for DMI to be able to market Product(s) for the Field within the Territory.

         13.3 DMI shall have the right to assign its rights to Third Parties with the approval of ENHANCE in all or part of the Territory, provided the assignee agrees to assume all of DMI's obligations and responsibilities under this Agreement in all, or the assignee's part, of the Territory.


              Article 14. Licenses And Sublicenses Of Third Parties

         14.1 DMI shall have the right to license its rights to Third Parties in all or part of the Territory with the approval of ENHANCE.

         14.2 ENHANCE shall have the right to sublicense its rights to Third Parties in all or part of the Territory with the approval of DMI.

         14.3 If the parties desire that a single licensee/sublicensee be responsible for the development and commercialization of Product(s) for the Field in all or a part of the Territory, the parties will jointly select the licensee/sublicensee. DMI agrees to license its rights, and ENHANCE agrees to sublicense its rights, to any such licensee/sublicensee as necessary.


                       Article 15. Third-Party Contractors

         15.1 The parties may individually or jointly enter into written contracts with Third Parties to perform activities required of them under the terms of this Agreement or in furtherance of the goals of this Agreement, including, without limitation, Third-Party manufacturers, consultants, clinical investigators and contract research organizations.

         15.2 Any such Third-Party contractors must agree to adhere to all applicable laws, regulatory guidelines and requirements, and quality standards for the research, development, manufacture, Preclinical Studies and/or Clinical Trials it performs and must agree to use only qualified personnel to perform the work which is the subject of the Third-Party contract.

         15.3 All Third-Party contractors must also agree to be bound by confidentiality and nonuse provisions which are substantially the same as those contained in Article 16.

         15.4 All Third-Party contractors must further agree to assign any Intellectual Property conceived, created, discovered, produced or developed as a result of the Third Party's performance under the contract to the party with whom the contract is made.

         15.5 All Third-Party contracts for the manufacture and/or supply of Product(s) or for the performance of Preclinical Studies or Clinical Trials must be approved in advance by the Steering Committee.

         15.6 Third-Party contracts are distinguished herein from licenses and sublicenses because no payments are made by the Third-Party contractors to DMI and/or ENHANCE pursuant to the terms of a Third-Party contract.



                           Article 16. Confidentiality

         16.1 Each party agrees to treat and maintain any of the other party's Proprietary Information which is in its possession, which comes into its possession during the term of this Agreement, or which is conceived, created, discovered, produced, developed or obtained by the other party as a result of performance under this Agreement, in confidence, and agrees not to disclose any such Proprietary Information to anyone and to not use any such Proprietary Information, except for the purposes of performing its obligations under this Agreement. Notwithstanding the foregoing, each party may disclose the other party's Proprietary Information to its employees, consultants, agents, and Third-Party contractors, or as is deemed necessary for any purpose set forth in, or relating to, this Agreement, provided that any recipients are bound by like duties of confidentiality, nondisclosure and nonuse as contained herein. Further, each party may disclose and use the other party's Proprietary Information with the written consent of the other party.

         16.2 As of the Effective Date, this Agreement supersedes the confidentiality agreement between the parties dated November 13, 2002, but only insofar as such confidentiality agreement relates to the subject matter of this Agreement. All Proprietary Information exchanged between the parties under such confidentiality agreement relating to the subject matter of this Agreement shall be deemed Proprietary Information hereunder and shall be subject to the terms of this Agreement.

         16.3 Notwithstanding the foregoing, each party may disclose the existence and content of this Agreement and other agreements between the parties to advisors, agents, consultants, investors, and Third-Party contactors who agree to be bound by like duties of confidentiality, nondisclosure and nonuse as contained herein.

         16.4 Nothing contained herein shall in any way restrict or impair the right of either party to use, disclose, or otherwise deal with the other party's Proprietary Information which the party claiming waiver can demonstrate by written records:

                  (a) is or becomes generally known to the public through no fault of the party;

                  (b) was known to it prior to the time of disclosure by the other party;

                  (c)      was independently developed by it;

                  (d)      was lawfully  obtained  without  restrictions  from a
                           Third   Party   who  has   authority   to  make  such
                           disclosure; or

                  (e) which the party is required to disclose pursuant to applicable law or pursuant to a requirement, subpoena, order or other request of a court, agency or other governmental entity, including required disclosures to a governmental entity or agency in connection with seeking any governmental or regulatory approval; in such case, the party shall notify the other party prior to such disclosure so as to give the other party an opportunity to protest the disclosure.


              Article 17. Publicity, Publications And Presentations

         17.1 The parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed on by the parties before or on the Effective Date and, thereafter, each party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, the parties will jointly discuss and agree on any statement to the public regarding this Agreement, the transactions contemplated herein, or clinical, regulatory and commercial developments relating to the Product(s), subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each party. When a party wishes to make a public statement, it will notify the other party and give the other party at least three (3) business days to review and comment on such statement, and the parties will discuss and agree on the final content of the statement. If a party is not legally able to give notice as required by the previous sentence, it will furnish the other party with a copy of its disclosure as soon as practicable after the making thereof. The parties acknowledge the importance of supporting each other's efforts to publicly disclose results and significant developments regarding Product(s). The principles to be observed in such public disclosures will be accuracy, the confidentiality requirements of Article 16, compliance with regulatory agency regulations and guidelines, the advantage a competitor may gain from any public statements under this Subsection 17.1, and the standards and customs in the pharmaceutical industry for such disclosures by companies comparable to DMI and ENHANCE.

         17.2 DMI and ENHANCE each acknowledge the other party's interest in publishing certain of the results of the work performed pursuant to the terms of this Agreement and in making presentations at scientific meetings to (i) obtain recognition within the scientific community, (ii) advance the state of scientific knowledge, and (iii) promote the Product(s). Both parties also recognize their mutual interest in obtaining valid patent rights for any inventions concerning or relating to delay of ejaculation and/or Product(s) and in protecting the confidentiality of their Proprietary Information.

                  (a) Consequently, if either party desires to publish or present the results of the work performed pursuant to the terms of this Agreement, the publishing/presenting party shall provide the nonpublishing/nonpresenting party and the Steering Committee with a draft manuscript of the proposed publication or presentation.

                  (b)      The   nonpublishing/nonpresenting   party   and   the
                           Steering Committee shall have thirty (30) days from receipt of the draft manuscript to review it.

                  (c)      The publishing/presenting  party agrees to delete any
                           information         identified         by         the
                           nonpublishing/nonpresenting party as its Proprietary Information upon written request of the nonpublishing/nonpresenting party received within the thirty-day review period.

                  (d) The publishing/presenting party also agrees to delete any information identified by the Steering Committee as Proprietary Information, the deletion of which is necessary for the protection of the commercial interests of the parties, upon written request of the Steering Committee received within the thirty-day review period.

                  (e) If the Steering Committee objects in writing within the thirty-day review period to the publication or presentation as being inconsistent with the publication strategy established by the Steering Committee pursuant to Section 9.1, then the publishing/presenting party and the Steering Committee will discuss in good faith possible modifications of, or delays in, the publication or presentation. The publishing/presenting party shall have the right to proceed with the publication or presentation if an agreement with the Steering Committee about the proposed modifications or delays cannot be reached within thirty days after receipt of the written objection.

                  (f) Finally, in the event that the nonpublishing/nonpresenting party or the Steering Committee determines that the manuscript describes
                           patentable         subject        matter,         the
                           nonpublishing/nonpresenting party and/or the Steering Committee shall so notify the publishing/presenting party in writing within the thirty-day review period. Upon receipt of this notification, the publishing/presenting party will delay publication of the manuscript or the presentation of the information contained in the manuscript for a period of ninety
                           (90) days from the date of receipt of the written notice.


             Article 18. Representations, Warranties And Disclaimer

         18.1 DMI represents and warrants that it has the right and authority to enter into, and perform its obligations under, this Agreement and that there are no outstanding grants, licenses, encumbrances or agreements, either written, oral or implied, inconsistent with this Agreement, or which this Agreement, or performance hereunder, would violate, breach, conflict with, or cause a default.

         18.2 DMI represents and warrants that it is the sole and exclusive owner of the patent applications listed in Appendix A.

         18.3 DMI further represents and warrants that it has the full right and authority to grant ENHANCE all of the rights granted hereunder.

         18.4 ENHANCE represents and warrants that it has the right and authority to enter into, and perform its obligations under, this Agreement and that there are no outstanding grants, licenses, encumbrances or agreements, either written, oral or implied, inconsistent with this Agreement, or which this Agreement, or performance hereunder, would violate, breach, conflict with, or cause a default.

         18.5 EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 18, DMI DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION IT CURRENTLY OWNS AND WHICH IT IS LICENSING TO ENHANCE HEREUNDER. SPECIFICALLY, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, DMI MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS (FOR A PARTICULAR PURPOSE OR OTHERWISE), QUALITY OR USEFULNESS OF ITS INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION. DMI DOES NOT WARRANT THE ACCURACY OF ANY

                  INFORMATION INCLUDED WITHIN THE INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION OR THAT ANY PATENTS ISSUING FROM ITS PATENT APPLICATIONS WILL BE FREE FROM CLAIMS OF INFRINGEMENT BY THIRD PARTIES OR ANY OTHER RIGHTS OF THIRD PARTIES. UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES IN TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY.


                    Article 19. Defense Of Third-Party Claims

         19.1 With respect to claims or suits by Third Parties resulting from, or arising out of, the performance of this Agreement, the parties hereto agree as follows:

                  (a) Each party shall have the right to control the defense or settlement of any claim or suit that may be brought against it with counsel of its own choosing and at its own expense.

                  (b) Each party agrees to inform the other party as soon as practicable of any such claim or suit and to keep the other party informed about the claim or suit until resolved.

                  (c) Each party agrees to cooperate with the other party to the extent necessary with respect to defending against any such claim or suit. All of the cooperating party's expenses shall be paid for, or reimbursed by, the other party.

                  (d) Each party agrees that it will not settle any claim or suit brought against it without the input of the other party, which input will be considered in good faith.

         19.2     Notwithstanding the foregoing, a party seeking indemnification
                  from  the  other  party  must   proceed  as  provided  in  the
                  indemnification provisions of Article 21.


          Article 20. Infringement Or Misappropriation By Third Parties

         20.1 Each party will inform the other as soon as possible upon learning of any infringement or misappropriation by any Third Party of any Intellectual Property currently or hereafter owned by DMI.

         20.2 DMI shall have the first option to proceed against such Third Party. ENHANCE agrees that it will permit the use of its name in any litigation suit, will sign all necessary papers, will take all rightful oaths, and will do whatever else may be necessary to assist DMI in proceeding against the Third Party. All costs, expenses and disbursements of proceeding against such Third Party shall be borne by DMI, including reimbursement of expenses incurred by ENHANCE as a result of assisting DMI in proceeding against the Third Party. DMI shall keep ENHANCE fully informed of all such proceedings. DMI shall not settle any such proceeding without the input of ENHANCE, which input will be considered in good faith. In the event that DMI is successful in proceeding against the Third Party, all monies recovered by DMI for infringement or misappropriation by way of settlement or order of court shall be treated as follows. If it has not already done so, DMI shall deduct and reimburse ENHANCE the attorneys fees, disbursements and costs expended by ENHANCE in the conduct of proceeding against the Third Party. Next, DMI shall deduct and retain the attorneys fees, disbursements and costs expended by DMI in the conduct of proceeding against the Third Party. Any monies remaining after such deduction shall be divided as follows: 75% to DMI and 25% to ENHANCE.

         20.3 In the event that DMI elects not to proceed, ENHANCE shall have the right to proceed against the Third Party. DMI agrees that it will permit the use of its name in any litigation suit, will sign all necessary papers, will take all rightful oaths, and will do whatever else may be necessary to assist ENHANCE in proceeding against the Third Party. All costs, expenses and disbursements of proceeding against such Third Party shall be borne by ENHANCE, including reimbursement of expenses incurred by DMI as a result of assisting ENHANCE in proceeding against the Third Party. ENHANCE shall keep DMI fully informed of all such proceedings. ENHANCE shall not settle any such proceeding without the input of DMI, which input will be considered in good faith. In the event that ENHANCE is successful in proceeding against the Third Party, all monies recovered by ENHANCE for infringement or misappropriation by way of settlement or order of court shall be treated as follows. If it has not already done so, ENHANCE shall deduct and reimburse DMI the attorneys fees, disbursements and costs expended by DMI in the conduct of proceeding against the Third Party. Next, ENHANCE shall deduct and retain the attorneys fees, disbursements and costs expended by ENHANCE in the conduct of proceeding against the Third Party. Any monies remaining after such deduction shall be divided as follows: 75% to ENHANCE and 25% to DMI.


                           Article 21.  Indemnification

         21.1 ENHANCE hereby agrees to indemnify, defend and hold harmless DMI, its officers, directors, employees, consultants and agents from and against any and all liabilities, claims, demands, actions, suits, damages, costs, expenses (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, a material breach of this Agreement by ENHANCE, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by DMI or (ii) the negligence or willful misconduct of DMI.

         21.2 DMI hereby agrees to indemnify, defend and hold harmless ENHANCE, its officers, directors, employees, consultants and agents, from and against any liabilities, claims, demands, actions, suits, damages, costs, expenses (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, a material breach of this Agreement by DMI, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by ENHANCE or (ii) the negligence or willful misconduct of ENHANCE.

         21.3 ENHANCE hereby agrees to indemnify, defend and hold harmless DMI, its officers, directors, employees, consultants and agents, from and against any liabilities, claims, demands, suits, actions, damages, costs, expense (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, any injuries, losses or damages sustained by any person or property in consequence of any act or omission of ENHANCE, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by DMI or (ii) the negligence or willful misconduct of DMI.

         21.4 DMI hereby agrees to indemnify, defend and hold harmless ENHANCE, its officers, directors, employees, consultants and agents, from and against any liabilities, claims, demands, suits, actions, damages, costs, expense (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, any injuries, losses or damages sustained by any person or property in consequence of any act or omission of DMI, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by ENHANCE or (ii) the negligence or willful misconduct of ENHANCE.

         21.5 A party entitled to indemnification under this Article 21 (the "Indemnified Party") shall promptly notify the party potentially responsible for such indemnification (the "Indemnifying Party") upon becoming aware of any claim or claims asserted or threatened against such Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder, except to the extent that such failure substantially prejudices its rights hereunder.

         21.6 The Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

         21.7 The Indemnified Party may participate in, but not control, the defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Article 21 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

         21.8 If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after receipt of notice of a claim in accordance with Section 21.5 hereof that it elects to defend the Indemnified Party pursuant to this Article 21, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settlement; provided, however, that in no event shall the Indemnifying Party be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any such claim agreed to without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.


                              Article 22. Insurance

         22.1 DMI and ENHANCE will obtain and maintain (i) general liability insurance in comprehensive form in an appropriate amount, which shall cover no less than the following risks: bodily injury, personal injury, liability, property damage and products liability, and (ii) such other types of insurance considered to be reasonable and prudent given the types of risks involved in research, development, pre-commercialization and commercialization of pharmaceuticals, and the liability limits on any such insurance shall be reasonable for the risks involved. Each party shall obtain and maintain such coverage with Third Party commercial insurance carriers rated A or better. Each party shall name the other party as an additional insured on the above-described policies and shall provide the other party with copies of the endorsement to such insurance policies naming the other party as an additional insured. Each party shall instruct its insurance carriers providing such coverage to notify the other party in writing of any material change in coverage provided by such policies.


                        Article 23. Term And Termination

         23.1 Unless terminated sooner as provided below, this Agreement will continue in full force and effect until the later of (i) such time after the First Commercial Sale when no Sales of any Product(s) for the Field have been made anywhere in the Territory for a period of one (1) year by either party or by any licensees, sublicensees and/or assignees of one or both of the parties, (ii) one (1) year after the termination of all licenses and sublicenses, or (iii) fifty (50) years from the Effective Date.

         23.2 The parties may at any time terminate this Agreement, in part or in its entirety, by mutual written agreement.

         23.3 In the event of a breach or default in respect of any of the terms of this Agreement by either party, the other party shall give notice in writing, specifying in detail the nature of the breach or default. If the alleged breach or default is not cured within sixty (60) days after receipt of this notice, the party giving notice shall have the right to immediately terminate this Agreement by giving a second written notice to the breaching party.

         23.4 In the event of either party experiencing financial difficulties, that party shall immediately notify the other party to that effect. The party so notified shall have the right to terminate this Agreement within thirty (30) days of said notification. If the party having the right to terminate decides not to do so, then the parties agree to renegotiate in good faith a reduction in the share of the Revenues to be paid to the party experiencing financial difficulties if that party is unable to fully perform its obligations hereunder. A party shall be considered as having financial difficulties by:

                  (a) that party's commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case;

                  (b) that party's failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute (wherein the other party is not a party to the case) within sixty (60) days after initiation of such action or petition;

                  (c) that party's seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief;

                  (d) the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors, or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

                  (e) that party's making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

         23.5     Upon termination of this Agreement for any reason:

                  (a) All rights and licenses granted to ENHANCE hereunder shall revert to DMI, except that ENHANCE shall have the right to sell any Product(s) in inventory as provided in Subsection (b) of this Section 23.5.

                  (b) ENHANCE shall cease all activities with respect to the Product(s), including all making (by ENHANCE and/or by Third Parties for ENHANCE), using, selling, offering for sale, marketing, commercializing, importing and exporting of Product(s). Notwithstanding the foregoing, ENHANCE shall have the right to sell any Product(s) in inventory, provided ENHANCE makes the payments and reports required by
                           Article 8.

                  (c) If requested by DMI, ENHANCE shall (i) remain responsible to supply the amounts of Product(s) it was obligated to supply at the time of such termination for a reasonable period of time, not to exceed six (6) months from the date of termination, to allow DMI to find an alternate source of supply,
                           (ii)  make  its   personnel   and   other   resources
                           reasonably available to DMI as necessary for a reasonable period of time, not to exceed six (6) months from the date of termination, to effect an orderly transition of responsibilities, and (iii) provide and assign to DMI all clinical data, INDs, Drug Approval Applications, Regulatory Approvals, and all other regulatory documentation covering the Product(s) that ENHANCE may have developed in its activities under this Agreement. If termination of the Agreement occurred because of a breach by ENHANCE, then ENHANCE will be responsible for all of the costs of performing these obligations. If termination of the Agreement occurred because of a breach by DMI, then DMI will be responsible for all of the costs of performing these obligations. Otherwise, the parties will share the costs.

                  (d) ENHANCE's sublicense(s) of its rights pursuant to Sections 14.2 and 14.3 above (referred to herein as "Article 14 Sublicense(s)") shall be transferred to DMI. The Article 14 Sublicense(s) will remain in full force and effect so long as the sublicensee(s) perform(s) the obligations of the Article 14 Sublicense(s), and DMI shall have all of the rights and benefits of the Article 14 Sublicense(s) (including the right to receive 100% of all payments due under the Article 14 Sublicense(s)) and shall be responsible for performing all of the obligations required of ENHANCE by the Article 14 Sublicense(s). ENHANCE will execute such documents as may be requested by DMI to attest to the transfer to DMI of all of its Article 14 Sublicense(s).

         23.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation matured prior to the effective date of such termination, and neither party waives any rights it may have to remedies arising out of the termination or breach of surviving obligations.


                           Article 24.  Dispute Resolution

         24.1 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the collaborative effort contemplated hereby, the parties shall initially refer such dispute to the Steering Committee.

         24.2 Failing resolution by the Steering Committee of any controversy or claim within thirty (30) days after such referral, the matter shall be referred to the Chief Executive Officers of DMI BioSciences, Inc. and Enhance Lifesciences, Inc. Any controversy or claim arising in the Steering Committee or any matter about which the Steering Committee is deadlocked shall also be referred to the Chief Executive Officers of DMI BioSciences, Inc. and Enhance Lifesciences, Inc.

         24.3 The Chief Executive Officers of DMI BioSciences, Inc. and Enhance Lifesciences, Inc. shall, as soon as practicable, attempt in good faith to resolve any controversy or claim referred to them. If such controversy or claim is not resolved within thirty (30) days after referral to the Chief Executive Officers of DMI BioSciences, Inc. and Enhance Lifesciences, Inc., either party shall be free to notify the Chief Executive Officers of DMI BioSciences, Inc. and Enhance Lifesciences, Inc. that it wishes the matter to be referred to non-binding mediation.

         24.4 The non-binding mediation will proceed as follows. The controversy or claim shall be presented to a single mediator. The single mediator shall be chosen by the Chief Executive Officers of DMI BioSciences, Inc. and Enhance

                  Lifesciences, Inc. within ten (10) days after receiving the notification specified in Subsection 24.3. The single mediator shall be an individual with experience and qualifications suitable to the controversy or claim in dispute. If the Chief Executive Officers of DMI BioSciences, Inc. and Enhance Lifesciences, Inc. cannot agree on a single mediator, they shall each appoint a mediator within ten (10) days after receiving the notification specified in Subsection 24.3, and these two mediators shall chose the single mediator within ten
                  (10) days after being appointed. The single mediator will conduct a hearing within thirty (30) days after being chosen. The hearing will be held at a time and place agreed to between the parties and the mediator and will last no longer than eight (8) hours. At the hearing, each party will each have no more than four (4) hours to present evidence, witnesses and arguments, to present a proposed remedy, and to answer the questions of the mediator. Copies of all documents to be relied on by a party shall be provided to the mediator and the other party at least three (3) business days prior to the hearing. The mediator will notify the parties of his/her non-binding decision no later than three (3) business days after the hearing.

         24.5 If either party elects not to accept the non-binding decision of the mediator, that party shall be free to initiate legal proceedings in a court of competent jurisdiction in New York.

         24.6 This Agreement shall be governed by, and its provisions construed and enforced in accordance with, the law of the State of New York. Both parties agree to submit to the jurisdiction of all New York courts, including federal courts, and to waive any and all rights under the law of any jurisdiction to object on any basis to jurisdiction or venue within New York.


                            Article 25. Miscellaneous

         25.1 All payments, notices, reports, exchanges of information and other communications between the parties required by this Agreement shall be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by (i) prepaid, certified air mail (which shall be deemed received by the other party on the fifth business day following deposit in the mails), (ii) facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class letter, postage prepaid, or (iii) an express courier service, such as FedEx, DHL, Airborne or similar delivery service, with capabilities of tracking packages and/or letter delivery and providing verification of receipt (in the even of the use of such a service, receipt shall be on the date actually received, as verified by such delivery service).

                  If to DMI:

                           DMI BioSciences Inc.
                           3601 South Clarkson Street, Suite 420
                           Englewood, Colorado, USA 80110
                           Attention:  Mr. Bruce G. Miller

                  If to ENHANCE:

                           Enhance Lifesciences, Inc.
                           One Rockefeller Plaza, Suite 1600
                           New York, New York 10020
                           Attention:  Mr. Chris Every


         25.2 No party to this Agreement shall be liable for failure to perform on its part any provision or part of this Agreement when such failure is due to fire, flood, strike or other industrial disturbance, unavoidable accident, war, embargo, inability to obtain materials, transportation controls, governmental actions, or other causes beyond the control of such party, but only for the period of delay imposed by such cause.

         25.3 For purposes of this Agreement, "business day" means a day on which the banks in the United States are generally open to conduct their regular banking business.

         25.4 Should any part or provision of this Agreement be held unenforceable or in conflict with the law, the validity of the remaining parts or provisions shall not be affected by such holding.

         25.5 The failure of either party to enforce, at any time and for any period of time, a provision of this Agreement is not, and shall not be construed to be, a waiver of any such provision or of the right of such party to subsequently enforce each and every such provision.

         25.6 This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior negotiations, understandings and agreements, whether written or oral, including (i) the confidentiality agreement between the parties dated November 13, 2002, in part, as provided in Subsection 16.2 hereof, (ii) the Term Sheet executed November 29, 2002, and (iii) the Letter Of Intent effective January 29, 2003, except that all payments due under the Letter Of Intent will be paid within the times provided in the Letter of Intent or within the times provided in this Agreement, whichever is sooner.

         25.7 All amendments and modifications of this Agreement shall be in writing and executed by both parties.

         25.8 Each party will obtain any government approval required in its country of domicile to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each party will keep the other informed of progress in obtaining any such governmental approval and will cooperate with the other party in any such efforts.

         25.9 This Agreement is made subject to any restrictions concerning the export of materials and technology from the United States which may be imposed upon or related to either party to this Agreement from time to time by the Government of the United States. Neither party will export, directly or indirectly, any Proprietary Information, Intellectual Property, or Product(s) or other materials utilizing such technology to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.

         25.10 This Agreement may be assigned by either party only with the prior written consent of the other party, which consent will not be unreasonably withheld, and provided the assignee agrees to perform fully all of the responsibilities and obligations of the assignor hereunder. Any purported assignment in contravention of this Section 25.10 shall, at the option of the non-assigning party, be null and void and of no effect. No assignment shall release either party from responsibility for performance of any accrued obligation of such party hereunder.

         25.11 This Agreement shall be binding upon and inure to the benefit of the parties, their respective officers and directors, and the permitted assignees of either party.

         25.12 This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Further, telefax signatures shall be binding.

         25.14    Nothing  contained herein shall be deemed to create an agency,
                  joint   venture,   amalgamation,    partnership   or   similar
                  relationship between DMI and ENHANCE.

         25.15 This Agreement does not confer, and shall not be construed as conferring, on either party, or any other entity, any proprietary right or license in or to the other party's Proprietary Information or Intellectual Property, except as expressly provided in this Agreement.

         25.16 Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision.

         25.17 The Article headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.


         IN WITNESS HEREOF, each party hereto acknowledges that the representative named below has authority to execute this Agreement on behalf of the respective party to form a legally binding contract and has caused this Agreement to be duly executed on its behalf.



DMI BioSciences, Inc.                         Enhance Lifesciences, Inc.




By:    /s/ Bruce G. Miller                    By:    /s/ Christopher Every
       ----------------------------                  --------------------------
Name:  Bruce G. Miller                        Name:  Christopher Every
Title: President and CEO                      Title: Chief Executive Officer

Date:  March 25, 2003                         Date:  March 25, 2003

                                    APPENDIX A


------------------------   -------------------------------   -------------------
APPLICATION NUMBER         TITLE AND INVENTOR                COUNTRY AND FILING
                                                             DATE
------------------------   -------------------------------   -------------------

60/276,806 (provisional    Method Of Delaying Ejaculation;   USA; filed March
application)               David Bar-Or                      16, 2001


10/098,826 (non-           Method Of Delaying Ejaculation;   USA; filed March
provisional application)   David Bar-Or                      15, 2002


PCT/US02/07928             Method Of Delaying Ejaculation;   PCT; filed March
                           David Bar-Or                      15, 2002

------------------------   -------------------------------  --------------------